UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 4, 2002

(Date of earliest event reported: May 28, 2002)

CUMMINS INC.

(Exact name of registrant as specified in its charter)

Indiana (State or other Jurisdiction of Incorporation)	1-4949 (Commission File Number)	35-0257090 (I.R.S. Employer Identification No.)

500 Jackson Street

PO Box 3005

Columbus, IN 47202-3005

(Principal Executive Office)(Zip Code)

Registrant's telephone number, including area code: (812) 377-5000

Item 4. Changes in Registrant's Certifying Accountant.

On May 28, 2002, the Benefits Policy Committee of Cummins Inc. (the "Company") elected to replace Arthur Andersen LLP ("Andersen") as the Company's independent public accountants for the Cummins Engine Company, Inc. and Affiliates Retirement and Savings Plans ("the plans") and engaged Deloitte & Touche LLP to serve as independent public accountants for the plans fiscal year 2001.

The plans' Annual Report on Form 11-K for the fiscal year ended December 31, 2000 was filed on June 15, 2001. It included Anderson's report on the net assets available for benefits of the Plans as of December 31, 2000 and 1999, and the changes in the net assets available for benefits for the years ended December 2000 and 1999. Andersen's report did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2000 and 1999 and the interim period between December 31, 2000 and June 15, 2001, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. During this period there were also no disagreements, which, if not resolved to the satisfaction of Andersen, would have caused it to make reference to the subject matter in its report on the consolidated financial statements for such years. During the years ended December 31, 2000 and 1999 and through June 15, 2001, there were no reportable events as defined in Item 304 (a) (1) (v) of Regulation S-K as promulgated by the Securities and Exchange Commission.

Due to the termination of employment of the entire Andersen audit team with respect to the Plan, the Company was unable to provide the foregoing disclosures to Andersen and, therefore, was unable to obtain a letter from Andersen stating their agreement with such disclosures.

During the years ended December 31, 2000, and 1999, and the interim period between June 15, 2001, and May 28, 2001, the Company did not consult with Deloitte Touche LLP regarding the application of accounting principles to a specified transaction, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matter that was either the subject of a disagreement (as described above) or as a reportable event.

Item 7. Financial Statements and Exhibits.

(c ) Exhibits.

None

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cummins Inc.

By: /s/ Susan K. Carter

___________________

Susan K. Carter

Vice President Controller

and Chief Financial Officer